Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Bitdeer Technologies Group on Form S-8 of our report dated March 3, 2023, which includes an explanatory paragraph as to the ability of Blue Safari Group Acquisition Corp. to continue as a going concern, with respect to our audits of the consolidated financial statements of Blue Safari Group Acquisition Corp. as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 23, 2021 (inception) through December 31, 2021 appearing in the Annual Report on Form 20-F of Bitdeer Technologies Group for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp
Houston, Texas
June 23, 2023